Exhibit 99.1

BioLife Solutions Announces Second Quarter 2014 Results
Conference Call and Webcast at 4:30pm Eastern Time

BOTHELL, WA— August 7, 2014 —BioLife Solutions, Inc. (NASDAQ: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media and precision thermal shipping products for cells and tissues  (“BioLife” or the “Company”), today announced financial results for the second quarter of 2014.

Q2 2014 Financial Highlights

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Core product revenue was $2.2 million for the six months ended June 30, 2014, an increase of 29% over the same period in 2013. For the second quarter, core product revenue was $1.1 million, an increase of 14% over the second quarter of 2013, with increased sales to the regenerative medicine market and cell suppliers. Total revenue for the second quarter of 2014 was $1.2 million, a decrease of 48% compared to the second quarter of 2013 due to the cancellation of our contract manufacturing services agreement with an organ preservation company.

●	Gross margin for the quarter ended June 30, 2014 was 45%, compared to 35.6% in the same period in 2013, driven by the shift in mix toward the Company’s more profitable core products in 2014.

●
Net loss for the second quarter of 2014 increased to $883,356, compared to a loss of $282,506 in the second quarter of 2013 and $559,371 in the first quarter of 2014. The increase in the loss is partially the result of increased expenditures in sales and marketing and G&A to support expansion of the core business and contract manufacturing services.

Mike Rice, BioLife’s President & CEO, said, “Second quarter results marked our fourth consecutive quarter of core product revenue of over $1 million reflecting broader adoption of our products in our core regenerative medicine and cell supplier markets. Our primary focus for the rest of the year will be to support the of expansion of our core business and the successful launch of biologistexSM, a cloud-based information service for smart, controlled temperature containers for cells and tissues. We believe biologistex is highly complementary with our proprietary biopreservation media products and greatly strengthens our position as a critical tools provider to the markets we serve. We expect to launch biologistex in the fourth quarter of this year.”

Achievements for the Second Quarter of 2014

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We announced the execution of a long-term contract manufacturing services agreement with biotechnology company Somahlution LLC, in July 2014. We will manufacture DuraGraft™, a tissue preservation solution for storage of harvested veins used in coronary artery bypass graft (CABG) and other vascular access surgeries. We expect to start generating revenue from this new customer in the fourth quarter of 2014.

●
TxCell, a French biotechnology company developing innovative, personalized cell-based immunotherapies using antigen specific regulatory T cells (Ag-Tregs) for severe chronic inflammatory and autoimmune diseases, announced the adoption of BioLife’s CryoStor clinical grade cell freezing media for use in their European phase IIb clinical trial of Ovasave® immunotherapy for Crohn’s Disease which is planned to start in the second half of 2014.

●	We received the Frost & Sullivan 2014 Technology Innovation Leadership Award for Biopreservation Media, recognizing our position as a market leader.

The Company will host a conference call and live webcast at 4:30 p.m. EDT this afternoon. To access the webcast, log on to the Investor Relations page of the BioLife Solutions website at www.biolifesolutions.com. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID:   82507281. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions and precision thermal shipping products for cells, tissues, and organs. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning our 2014 outlook, potential revenue growth and market expansion, and new products and customers. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of our products; market volatility; competition; litigation; the need to negotiate and execute definitive agreements with SAVSU Technologies, Inc., in order to proceed with the planned biologistex product line; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com

Statement of Operations

BioLife Solutions, Inc.
Statement of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue
Product sales	$1,211,900	$2,330,018	$3,276,930	$3,880,863
Licensing revenue	––	––	––	609,167
Total revenue	1,211,900	2,330,018	3,276,930	4,490,030
Cost of product sales	665,580	1,501,575	1,828,221	2,536,103
Gross profit	545,320	828,443	1,448,709	1,953,927
Operating expenses
Research and development	192,778	94,908	360,065	200,876
Sales and marketing	270,616	214,762	512,016	417,520
General and administrative	969,799	601,617	1,833,542	1,226,044
Total operating expenses	1,433,193	911,287	2,705,623	1,844,440

Operating income (loss)	(887,873)	(82,844)	(1,256,914)	109,487

Other income (expenses)
Interest income	4,517	––	4,517	––
Interest expense	––	(185,555)	(177,308)	(371,110)
Amortization of deferred financing costs	––	(14,107)	(13,022)	(28,059)
Total other income (expenses)	4,517	(199,662)	(185,813)	(399,169)
Net Loss	$(883,356)	$(282,506)	$(1,442,727)	$(289,682)
Basic and diluted net loss per common share	$(0.07)	$(0.06)	$(0.16)	$(0.06)

Basic and diluted weighted average common shares used to calculate net loss per common share	12,010,361	5,004,253	8,807,376	4,998,527

Selected Balance Sheet Data
	June 30,	December 31,
	2014	2013
Cash, cash equivalents and investments	$11,914,537	$156,273
Accounts receivable	566,540	1,009,316
Inventories	678,156	420,924
Total current assets	13,471,381	1,878,258
Total current liabilities	613,004	1,628,140
Promissory notes payable, related parties	––	10,603,127
Accrued interest, related parties	––	3,501,610
Total liabilities	1,408,149	16,624,863
Total shareholders' equity (deficiency)	13,398,416	(13,271,521)

Selected Cash Flow Data

	Six Months Ended June 30,
	2014	2013
Cash provided by (used in) operating activities	$(1,767,644)	$79,992
Cash used in investing activities *	(6,163,223)	(225,723)
Cash provided by financing activities	13,676,822	25,458
Net increase (decrease) in cash and equivalents	5,745,955	(120,273)

*includes $6,065,524 related to the purchase of short-term investments during the second quarter of 2014